                                                                    EXHIBIT 10.5
Deloitte & Co. S.R.L.
Florida 234, piso 5
C1005AAF Buenos Aires
Argentina

Tel.: (54) - 11 - 4320 - 2700
Fax: (54) - 11 - 4393 - 5394

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Prestolite Indiel Argentina S.A.
Buenos Aires, Argentina

We have audited the accompanying consolidated balance sheets of Prestolite Indiel Argentina S.A. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Prestolite Indiel Argentina S.A. and subsidiaries at December 31, 2002 and 2001, the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 3 and 14 to the consolidated financial statements, numerous uncertainties exist surrounding the ultimate resolution of Argentina's economic and political instability and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine Government may enact future regulations or policies, or change its interpretation of current regulations and policies, whose ultimate effect on the Company's financial position and the related impact on the Company's future operations, if any, cannot be predicted with certainty at this time.

Our audits also comprehended the translation of the Argentine peso amounts into U.S. dollar amounts for the purpose of consolidation with the financial statements of the parent company, Prestolite Electric Incorporated. In our opinion, such translation has been made in conformity with accounting principles generally accepted in the United States of America, as set forth in Statement of Financial Accounting Standards No. 52, applicable to foreign currency financial statements incorporated in financial statements of an enterprise by consolidation.

Buenos Aires, Argentina
January 24, 2003

PRESTOLITE INDIEL ARGENTINA S.A.
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)


                                                                Year ended December 31,
                                                                -----------------------
                                                                   2002        2001
                                                                 --------    --------
ASSETS

CURRENT ASSETS
       Cash                                                      $    396    $    371
       Accounts receivable, net                                     2,157       3,400
       Due from related parties                                       611          93
       Inventories                                                  4,053       6,075
       Other current assets                                         1,359       1,930
                                                                 --------    --------
                   Total current assets                             8,576      11,869

PROPERTY, PLANT AND EQUIPMENT, NET                                  3,306       5,877
INTANGIBLE ASSETS, NET                                                642
OTHER NON-CURRENT ASSETS                                            2,118       2,751
                                                                 --------    --------
                   Total assets                                  $ 14,642    $ 20,497
                                                                 ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITES
       Current portion of loans due to parent company            $    200    $      -
       Short-term debt and current portion of long-term debt           29         205
       Accounts payable                                             1,835       3,600
       Due to related parties                                         129         345
       Salaries, wages, severance and withholdings                  1,019       1,239
       Other current liabilities                                    1,251         409
                                                                 --------    --------
                   Total current liabilities                        4,463       5,798

LONG-TERM LIABILITIES
       Loans due to parent company                                  8,840       9,462
       Long-term debt                                                  33         121
       Other non-current liabilities                                1,256       1,338
                                                                 --------    --------
                   Total liabilities                               14,592      16,719

COMMITMENTS AND CONTINGENCIES (note 17)
                                                                 --------    --------

STOCKHOLDERS' EQUITY
       Common stock, par value $1 per share; 14,786,176 shares
             authorized, issued and outstanding                    14,786      14,786
       Additional paid-in-capital                                  44,165      41,665
       Legal reserve                                                1,012       1,012
       Accumulated deficit                                        (44,034)    (44,899)
       Accumulated other comprehensive loss                       (15,879)     (8,786)
                                                                 --------    --------
                   Total stockholders' equity                          50       3,778
                                                                 --------    --------
                   Total liabilities and stockholders' equity    $ 14,642    $ 20,497
                                                                 ========    ========


 See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars)

                                                                    Year ended December 31,
                                                             -----------------------------------
                                                               2002         2001         2000
                                                             -----------------------------------
NET SALES                                                    $ 15,831     $ 33,884      $ 40,785
                                                             --------     --------      --------
COSTS AND EXPENSES:
    Cost of goods sold                                         13,047       32,512        38,311
    Selling, general and administrative expenses                2,056        7,098         6,463
    Severance                                                     722        2,256           499
                                                             --------     --------      --------
                                                               15,825       41,866        45,273
                                                             --------     --------      --------
OPERATING INCOME (LOSS)                                             6       (7,982)       (4,488)

INTEREST EXPENSE                                                  201        2,508         2,011

FOREIGN EXCHANGE LOSS, NET                                        926          276             -

REVENUES UNDER TAX REGIME FOR
       PROMOTED ACTIVITIES, NET                                 1,931        2,539         2,707

OTHER INCOME, NET                                                  55          490           408
                                                             --------     --------      --------
INCOME (LOSS) BEFORE PROVISION
       FOR INCOME TAXES                                           865       (7,737)       (3,384)

PROVISION FOR INCOME TAXES                                          -            -           522
                                                             --------     --------      --------
NET INCOME (LOSS)                                            $    865     $ (7,737)     $ (3,906)
                                                             ========     ========      ========


See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands of U.S. dollars)

                                             Common        Additional     Legal     Accumulated   Accumulated      Total
                                             stock       paid-in-capital  reserve     deficit        other
                                                                                                 comprehensive
                                                                                                      loss
Balances, January 1, 2000                   $ 14,786      $ 38,165      $  1,012     $(33,256)     $      -      $ 20,707

Conversion of loans due to parent
   company into equity                                       3,500                                                  3,500
Net loss                                                                               (3,906)                     (3,906)
                                            --------      --------      --------     --------      --------      --------
Balances, December 31, 2000                   14,786        41,665         1,012      (37,162)            -        20,301

Net loss                                                                               (7,737)                     (7,737)
Foreign currency translation adjustment                                                              (8,786)       (8,786)
                                            --------      --------      --------     --------      --------      --------
Balances, December 31, 2001                   14,786        41,665         1,012      (44,899)       (8,786)        3,778

Conversion of loans due to parent
   company into equity                                       2,500                                                  2,500
Net income                                                                                865                         865
Minimum pension liability adjustment                                                                   (122)         (122)
Foreign currency translation adjustment                                                              (6,971)       (6,971)
                                            --------      --------      --------     --------      --------      --------
Balances, December 31, 2002                 $ 14,786      $ 44,165      $  1,012     $(44,034)     $(15,879)     $     50
                                            ========      ========      ========     ========      ========      ========




See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)


                                                               Year ended December 31,
                                                            -----------------------------
                                                              2002       2001      2000
                                                            -------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                        $   865    $(7,737)   $(3,906)
   Adjustments to reconcile net income (loss) to net cash
      provided by (used in) operating activities:
      Depreciation of property, plant and equipment             664      2,507      2,905
      Amortization of intangible assets                         136          -          -
      Gain on sale of property, plant and equipment               -        (23)       (43)
      Foreign exchange loss                                     630        276          -
      Changes in assets and liabilities:
        Accounts receivable                                  (1,119)     3,042        546
        Inventories                                          (1,140)     1,002      3,467
        Other current and non-current assets                 (1,253)    (1,935)      (940)
        Accounts payable                                         31     (1,270)       909
        Accrued liabilities                                     792        491       (502)
        Other non-current liabilities                            80        236       (322)
                                                            -------    -------    -------
    Net cash (used in) provided by operating activities        (314)    (3,411)     2,114
                                                            -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property, plant and equipment                (607)      (745)    (1,146)
   Acquisition of Motores de San Luis S.A                      (170)         -          -
   Proceeds from sale of property, plant and equipment            -        154         58
                                                            -------    -------    -------
   Net cash used in investing activities                       (777)      (591)    (1,088)
                                                            -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Financing obtained from the parent company                 2,078      5,305      1,321
   Decrease in bank arrangements, net                           (65)    (1,150)    (1,804)
   Repayment of capital leases                                  (39)      (192)      (178)
                                                            -------    -------    -------
    Net cash provided by financing activities                 1,974      3,963       (661)
                                                            -------    -------    -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                        (858)      (235)         -
INCREASE (DECREASE) IN CASH                                      25       (274)       365
CASH AT BEGINNING OF YEAR                                       371        645        280
                                                            -------    -------    -------
CASH AT END OF YEAR                                         $   396    $   371    $   645
                                                            =======    =======    =======
SUPPLEMENTAL DISCLOSURES
Cash Flow information:
   Cash paid for interest                                   $   158    $ 2,424    $ 1,848
                                                            =======    =======    =======
   Cash paid for income taxes                               $     -    $     -    $    22
                                                            =======    =======    =======
Non-Cash Financing activities:
   Capital lease obligations incurred for the purchase
      of new equipment                                      $     -    $     -    $   495
                                                            =======    =======    =======
   Note payable - Acquisition of Motores de San Luis S.A    $ 1,651    $     -    $     -
                                                            =======    =======    =======
   Conversion of loans due to parent company into equity    $ 2,500    $     -    $ 3,500
                                                            =======    =======    =======


See notes to consolidated financial statements.

PRESTOLITE INDIEL ARGENTINA S.A.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of U.S. dollars)




1.     GENERAL INFORMATION - NATURE OF BUSINESS

         Prestolite Indiel Argentina S.A., a wholly owned subsidiary of Prestolite Electric Incorporated, a U.S. corporation, includes the wholly owned subsidiaries Motores de San Luis S.A., Equipos Originales S.A. and Jovsa S.A. Operations are generally conducted as Prestolite Indiel Argentina S.A. and Motores de San Luis S.A. (Prestolite Indiel Argentina S.A., Motores de San Luis S.A., Equipos Originales S.A. and Jovsa S.A., hereinafter collectively referred to as the "Company").

         The Company manufactures and distributes motor starters, alternators, distributors and steering columns for aftermarket and original equipment applications in the automotive industry. The Company's manufacturing facilities and the remaining long-lived assets are located in Argentina. The Company operates in two principal geographic areas, Latin America, primarily Argentina and Brazil, and the United States. Sales by geographical region were as follows:


                                                  Year ended December 31,
                                                --------------------------
                                                2002      2001      2000
                                               -------   -------   -------
                      Argentina                $ 6,831   $25,333   $29,390
                      Rest of Latin America      4,409     4,928     7,606
                                               -------   -------   -------
                         Total Latin America    11,240    30,261    36,996
                      United States              3,818     2,701     2,477
                      Other                        773       922     1,312
                                               -------   -------   -------
                         Total sales           $15,831   $33,884   $40,785
                                               =======   =======   =======

         As more fully discussed in note 14, Prestolite Indiel Argentina S.A. and Motores de San Luis S.A. were granted certain tax exemptions, including, among others, the exemption from payment of income tax, assets tax and value added tax for a period of fifteen years that expired in 2002 for the former, and will expire in 2011, for the latter. The Company's consolidated revenues under the tax regime for promoted activities amounted to $1,931; $2,539 and $2,707 in 2002, 2001 and 2000, respectively.

2.     ACQUISITION OF MOTORES DE SAN LUIS S.A.

         On April 30, 2001, with the objective of replacing the promoted activities expiring in 2002, the Company entered into an agreement to acquire all of the outstanding common stock of Motores de San Luis S.A. ("Mosal"), for Argentine pesos 4.0 million ($1,189) and the amount of cash ("Mosal's Existing Cash") and certain tax credits existing in Mosal as of the closing date, March 4, 2002 . At December 31, 2002, Argentine pesos 500 thousand and Mosal's Existing Cash have been paid; a second payment of Argentine pesos 500 thousand ($148 as of December 31, 2002) is due on March 4, 2003 and the remaining Argentine pesos 3.0 million ($892 as of December 31, 2002) will be paid in eight quarterly installments starting three months after the due date of the second payment. The acquisition has been accounted for as a purchase. The purchase price was allocated to property, plant and equipment, $463, identifiable intangible assets - right to use the benefits under the tax regime for promoted activities (see note 14), $632, and other assets, $94. The activities of Mosal in 2001 and 2002 (prior to its acquisition by the Company) had no relation with the combined activities of the Company and Mosal after the acquisition.


3.     ARGENTINA'S RECENT ECONOMIC REFORMS

         In early January 2002, as Argentina's ongoing political and financial crisis deepened, the country defaulted on its massive foreign debt and the Government abandoned the decade-old fixed peso-dollar exchange rate and permitted the peso to float freely against the U.S. dollar. The peso free market opened on January 11, 2002 and traded at 1.65 pesos to the U.S. dollar and has been volatile since. As of December 31, 2002, the Argentine peso traded at 3.36 pesos to the U.S. dollar.

         The devaluation of the Argentine peso affected and will generally affect the Company's consolidated financial statements by generating foreign exchange gains or losses on monetary assets and liabilities denominated in foreign currencies, and will generally result in a decrease, in U.S. dollar terms, in the Company's revenues, costs and expenses in Argentina. The devaluation may have adverse, unknown and unforeseeable effects on the Company.

         Because of the current difficult situation of the National Budget, during 2002, there have been delays in the payment of tax refunds related to the tax regimes for promoted activities and promoted exports by the Federal Tax Agency. Claims for tax refunds related to the tax regimes for promoted activities and promoted exports recognized in the balance sheet as of December 31, 2002 amount to $1,512 and $183, respectively (see note 14 for further information).

         Numerous uncertainties exist surrounding the ultimate resolution of Argentina's economic and political instability and actual results could differ from those estimates and assumptions utilized. The Argentine economic and political situation continues to evolve and the Argentine Government may enact future regulations or policies, or change its interpretation of current regulations and policies, whose ultimate effect on the Company's financial position and the related impact on the Company's future operations, if any, cannot be predicted with certainty at this time.

4.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Prestolite Indiel Argentina S.A. and its subsidiaries, Motores de San Luis S.A., Equipos Originales S.A. and Jovsa S.A. All significant intercompany balances and transactions have been eliminated.

         FOREIGN CURRENCY TRANSLATION - The accompanying consolidated financial statements have been translated into U.S. dollars in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". Management has determined that the Argentine peso is the functional currency. Assets and liabilities are translated at current exchange rates, while income and expense are translated at average rates for the period. Translation adjustments are recorded as a separate component of stockholders' equity. Foreign exchange gains and losses, excluding those related to intercompany transactions for which settlement is not planned or anticipated in the foreseeable future, are included in the determination of income for the relevant periods.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.


         REVENUE RECOGNITION - Revenues on the sale of products, net of estimated costs of returns, allowances and sales incentives, are recognized when title passes to the customer, upon shipment of products.

    Revenues exceeding 10% attributable to any one customer amounted to $2,805 or 18% (representing 1 customer), in 2002, and $7,383 or 18%, in 2000 (representing 1 customer). No individual customer accounted for more than 10% of the Company's sales, for the year ended December 31, 2001.

         FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying amounts of cash, accounts receivable and payable, accrued expenses, debt and other liabilities approximates their fair value at December 31, 2002. Fair values have been determined based on management estimates and information from market sources. The fair value of financial instruments is based on a number of factors and assumptions and may not necessarily be representative of the actual gains or losses that may be realized upon settlement.

         ALLOWANCE FOR DOUBTFUL ACCOUNTS - The Company carries accounts receivable at the amount it deems to be collectible. Accordingly, it provides allowances for accounts receivable deemed to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from the estimated amount. The activity for the allowance for doubtful accounts receivable is as follows:


                                                      Year ended December 31,
                                                  ------------------------------
                                                   2002        2001       2000
                                                  ------      ------      -----
         Beginning balance                        $1,277      $  848      $ 762
         Provision                                    62       1,838        496
         Write-offs, net                             (72)       (579)      (410)
         Effect of exchange rate changes            (655)       (830)         -
                                                  ------      ------      -----
         Ending balance                           $  612      $1,277      $ 848
                                                  ======      ======      =====

         INVENTORIES - Inventories are stated at the lower of cost or market, with cost being established by the first-in first-out method.

         PROPERTY, PLANT AND EQUIPMENT - Property plant and equipment is stated at cost and depreciated using the straight-line method over the expected life of the related asset. Buildings are depreciated over 50 years; machinery, installations, tooling, furniture and fittings over 10 years; vehicles, over 5 years; and software over 3 years.

         INTANGIBLE ASSETS - Intangible assets are primarily comprised of identifiable intangible assets that have finite useful lives, consisting of the right to use the benefits under the tax regime for promoted activities acquired in conjunction with the acquisition of Motores de San Luis S.A. (see note 2), which are amortized in accordance with the benefit's estimated annual usage until the expiration date (see note 14, first paragraph). Amortization for the year and accumulated amortization of the right to use the benefits under the tax regime for promoted activities as of December 31, 2002 amounted to $136.

         PRODUCT WARRANTY costs - Anticipated costs related to product warranty are provided based upon management's estimate of such costs, after consideration of historical trends and sales of products to which such costs relate.

         INCOME TAX AND ALTERNATIVE MINIMUM INCOME TAX - The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for differences in financial accounting and income tax purposes. Under this method, a deferred tax asset or liability is recognized with respect to all temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and the benefit from utilizing tax loss carryforwards and asset tax credits is recognized in the year in which the loss or credit arises (subject to a valuation allowance with respect to any tax benefits not expected to be realized).

         Alternative minimum income tax ("AMIT") is determined as 1% of total assets as of year-end. The amount determined in respect of AMIT is considered as a payment on account of the current income tax obligation. Tax payers must pay in aggregate an amount that cannot be lesser than the AMIT. The AMIT can be used to reduce the income tax obligation within 10 years after the year of payment. Management has estimated that the Company will not be able to utilize the AMIT in future years. AMIT for the year ended December 31, 2000 was charged to results of operations and is presented together with the provision for income taxes in the consolidated statement of operations. In 2002 and 2001, the Company was granted the tax exemptions of the Competitiveness Law and, accordingly, was exempted from the payment of AMIT.

         COMPREHENSIVE INCOME - Comprehensive income consists of net income
    (loss), foreign currency translation adjustments and minimum pension liability adjustments. As of December 31, 2002, accumulated other comprehensive loss included foreign currency translation adjustment of $15,757 and minimum pension liability adjustment of $122. As of December 31, 2001, accumulated other comprehensive loss included foreign currency translation adjustment of $8,786.

         NEW ACCOUNTING PRONOUNCEMENTS - In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. The Company will adopt this statement on January 1, 2003 and is currently evaluating the impact of adopting this statement on its consolidated financial position and results of operations.

         In August 2001, the FASB issued SFAS No. 144, which supersedes SFAS No. 121 but retains the fundamental provisions of SFAS No. 121 for recognition and measurement of the impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. However, SFAS No. 144 applies the fair value method for testing of impairment, which differs from SFAS No. 121. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30 as it pertains to disposal of a business segment but retains the requirement of that opinion to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The Company adopted SFAS No. 144 on January 1, 2002. There was no material effect upon adoption this statement.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections". The purpose of this statement is to update, clarify and simplify existing accounting standards. The Company adopted this statement in 2002 and determined that it did not have significant impact on its financial statements.

         In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS No. 146). SFAS No. 146 requires companies to recognize the costs associated with exit or disposal activities when they are incurred. Currently these types of costs are recognized at the time management commits the company to the exit/disposal plan in accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a

    Restructuring)". SFAS No. 146 is effective for exit or disposal activities that are initiated subsequent to December 31, 2002.

         In December 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee. This interpretation is applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

         In December 2002, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires companies with a variable interest in a variable interest entity to apply this guidance to that entity as of the beginning of the first interim period beginning after June 15, 2003 for existing interests and immediately for new interests. The application of the guidance could result in the consolidation of a variable interest entity. The Company is currently evaluating the impact of adopting this interpretation on its consolidated financial position and results of operations.

5.     INVENTORIES

            Inventories consisted of the following:

                                        Year ended December 31,
                                        -----------------------
                                         2002            2001
                                        ------          ------

Finished goods                          $1,261          $2,876
Work in process                            980           1,023
Raw materials and other supplies         1,153             970
Goods in transit                           138             408
Resale merchandise                         521             798
                                        ------          ------
                                        $4,053          $6,075
                                        ======          ======

6.     OTHER CURRENT ASSETS

         Other current assets consisted of the following:

                                         Year ended December 31,
                                        -------------------------
                                         2002               2001
                                        ------             ------

Tax credits                             $1,243             $  829
Restricted deposits                          -                600
Others                                     116                501
                                        ------             ------
                                         1,359              1,930
                                        ======             ======

7.    PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consisted of the following:

                                                        Year ended December 31,
                                                       ------------------------
                                                           2002        2001
                                                         --------    --------

Land                                                     $    234    $    462
Buildings                                                   3,635       6,001
Machinery                                                   6,972      14,218
Tooling                                                     2,776       5,362
Installations                                               1,135       2,041
Furniture and fittings                                        697       1,421
Vehicles                                                      310         633
Software                                                      325         631
Others                                                         54          28
                                                         --------    --------
Total                                                      16,138      30,797
Less: Accumulated depreciation                            (12,832)    (24,920)
                                                         --------    --------
Property, plant and equipment, net                       $  3,306    $  5,877
                                                         ========    ========





8.     OTHER NON-CURRENT ASSETS

         Other non-current assets consisted of the following:


                                                      Year ended December 31,
                                                     -------------------------
                                                        2002          2001
                                                      -------       -------

Tax credits                                           $ 2,118       $ 2,668
Others                                                      -            83
                                                      -------       -------
                                                      $ 2,118       $ 2,751
                                                      =======       =======


9.     DEBT

         Debt consisted of the following:

                                                               Year ended December 31,
                                                             ---------------------------
                                                                   2002        2001
                                                                  ------      -----
Bank arrangements                                                 $    -      $ 125
Capital lease obligations                                             62        201
                                                                  ------      -----
Total debt                                                            62        326
Less: short-term debt and current portion of long-term debt           29        205
                                                                  ------      -----
Long-term debt, less current portion                              $   33      $ 121
                                                                  ======      =====


         In 2001, the Company had arrangements with several banks to discount or borrow against accounts receivable or post-dated checks received from customers. The approximate average annual interest rate was 30%. In 2002, Argentine banks stopped lending and the bank debt was reduced to zero.

10. OTHER CURRENT LIABILITIES

           Other current liabilities consisted of the following:

                                                                       Year ended December 31,
                                                                      2002                 2001
                                                                     -------               ----
Notes payable - Acquisition of Motores de San Luis S.A               $  483               $   --
Accrued warranties                                                      429                   61
Other                                                                   339                  348
                                                                     ------               ------
                                                                     $1,251               $  409
                                                                     ======               ======


11. OTHER NON-CURRENT LIABILITIES

           Other non-current liabilities consisted of the following:


                                                                        Year ended December 31,
                                                                     -----------------------------
                                                                       2002                 2001
                                                                     --------             --------
Notes payable - Acquisition of Motores de San Luis S.A                $  557               $   --
Accrued benefit liability                                                581                  860
Accrued claims and other litigation expenses                              95                  209
Others                                                                    23                  269
                                                                      ------               ------
                                                                      $1,256               $1,338
                                                                      ======               ======

12. RELATED PARTY TRANSACTIONS

            Prestolite Indiel Argentina S.A. is a wholly-owned subsidiary of Prestolite Electric Incorporated (the "Parent Company"). For the years ended December 31, 2002, 2001 and 2000, sales to the Parent Company and its affiliates totaled $4,001, $3,144 and $3,312, respectively, and purchases from the Parent Company and its affiliates totaled $215, $67 and $203, respectively. Included in due from related parties in the consolidated balance sheets as of December 31, 2002 and 2001 is $611 and $93 due from the Parent Company and its affiliates, respectively. Included in due to related parties in the consolidated balance sheets as of December 31, 2002 and 2001 is $129 and $345, due to the parent company and its affiliates, respectively. The Company has obtained financing from the Parent Company of $2,078, $5,305 and $1,321, in 2002, 2001 and 2000,
      respectively. Loans due to the Parent Company at December 31, 2002 and 2001 amounted to $9,040 ($200 current and $8,840, non-current) and $9,462, respectively. In 2000 and 2002 loans due to Parent Company of $3,500 and $2,500, respectively, were converted into equity.

13. INCOME TAXES

            The provision for income taxes shown in the consolidated statement of operations solely consists of alternative minimum income tax charges of $522 at December 31, 2000. The provision for income taxes differs from the amount computed by applying the statutory tax rate to net income (loss) before provision for income taxes.

            The sources and tax effects of the differences are as follows:

                                                                         Year ended December 31,
                                                        ------------------------------------------------------
                                                          2002                   2001                  2000
                                                        ---------              --------               --------
Provision for income tax (Income tax
     benefit) at the statutory rate (35%)               $   303                $(2,708)               $(1,185)
Revenues under tax regimes for promoted
     activities                                            (676)                  (889)                  (947)
Other                                                        70                     40                    472
Effect of exchange rate changes                          (2,664)                 1,401                     --
Increase in valuation allowance                           2,967                  2,156                  1,660
                                                        -------                -------                -------
Subtotal - Income tax                                        --                     --                     --
Alternative minimum income tax                               --                     --                    522
                                                        -------                -------                -------
Total provision for income taxes                        $    --                $    --                $   522
                                                        =======                =======                =======




   The significant components of deferred tax assets and liabilities are the following:


                                              Year ended December 31,
                                           -------------------------------
                                               2002              2001
                                           --------------    -------------

Tax loss carryforwards                     $       6,024     $      8,908
Other                                              1,004              865
                                           -------------     ------------
                                                   7,028            9,773
Valuation allowance                               (7,028)          (9,773)
                                           -------------     ------------
                                           $           -                -
                                           =============     ============

            The Company has established a valuation allowance against the net deferred tax asset position at December 31, 2002 and 2001, as management believes that realization of these benefits is not probable. Realization of the future tax benefits related to net deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. The tax loss carryforwards expire as follows:

                                                             Tax effect
                                                       (statutory rate of 35%)
                                                 ----------------------------------
                                                       Year ended December 31,
                            Tax-loss             ----------------------------------
Expiration date           carryforwards              2002                 2001
---------------             ----------           -------------        ------------
December 2002                                                           $ 2,323
December 2003               $ 2,183               $   764                 1,582
December 2004                 2,457                   860                 1,759
December 2005                 1,497                   524                 1,097
December 2006                 3,066                 1,073                 2,147
December 2007                 8,009                 2,803                    --
                            -------               -------               -------
                            $17,212               $ 6,024               $ 8,908
                            =======               =======               =======

            In accordance with the provisions of Law No. 24,073, tax loss carryforwards originated before March 31, 1991 will be converted, upon approval by the Tax Authority, into tax credits to be repaid by the Federal Government with Debt Consolidation Bonds under Law No. 23,982. On April 27, 1993, the Company made the corresponding filing with the Tax Authority for $215. The Tax Authority rejected the Company's request. A valuation allowance was provided to fully reserve the rejected tax credit. The Company has appealed the decision before the Tax Authority.

14. BENEFITS UNDER TAX REGIME FOR PROMOTED ACTIVITIES

            Prestolite Indiel Argentina S.A. and Motores de San Luis S.A. were granted the tax benefits and exemptions established by Law No. 22,021 (amended by Law No. 22,702), which include, among others, the following benefits that are credited to a computerized current account: (a) Exemption from payment of Income Tax and Capital/Assets Tax for a period of fifteen years from the start-up date of the industrial plant, and (b) Exemption from payment of value added tax ("VAT") on domestic market sales for a period of fifteen years from the start-up date of the industrial plant. The benefits range from 100% to 12.6% for Prestolite Indiel S.A. and from 100% to 15% for Motores de San Luis S.A. The former expired in 2002 and the latter will expire in 2011.

            Companies enjoying tax benefits of this kind are subject to periodic reviews by either state or federal Tax Agencies, which analyze and interpret, for each particular case, how the tax benefits were granted to the company and its predecessors when there was a transfer, combination or consolidation of tax benefits, and how the beneficiary complied with its undertakings and requirements established by the tax regime for promoted activities. As of the date of issuance of these financial statements the Company is undergoing review by the Federal Tax Agency. Management believes that the Company and its predecessors have complied with all the requirements established by the tax regimes for promoted activities that the Company and its predecessors enjoyed in the past and is currently enjoying. At December 31, 2002, the benefits which Motores de San Luis S.A is entitled to for fiscal year 2002 have been credited to the computerized current account established by the Federal Tax Agency. Credit of benefits to the computerized current account for the remaining periods is pending as of December 31, 2002. The Company's consolidated revenues under the tax regime for promoted activities were $1,931; $2,539 and $2,707 in 2002, 2001 and 2000, respectively. Claims for tax refunds related to the tax regime for promoted activities recognized in the balance sheet as of December 31, 2002 amount to $1,512. As a consequence of the current difficult situation of the National Budget, during 2002, there have been delays in the payment of tax refunds related to the tax regime for promoted activities by the Federal Tax Agency.

            The Economic Emergency Law No. 23,697 suspended 50% of the tax benefits for promoted activities for a period of six months from September 25, 1989. Decree No. 435/90 of the National Executive Power extended for another six months the suspension of the tax benefits and, also, repealed the VAT exemption on purchases to suppliers of raw materials and semi-processed goods. This benefit was afterwards reinstated by delivering tax credit certificates. Effective December 1, 1992, Decree No. 2,054/92 established that the tax benefits would be credited to a current account with the Tax Authority, based on the theoretical tax costs for the National Government. The Company originally recorded a tax credit of $4,214 corresponding to the estimate of the Company's rights resulting from the suspension of the tax benefits, under Law No. 23,697, and the exemption from customs duties repealed by article 45 of Decree No. 435/90. On June 28 and November 18, 1994, the Tax Authority issued General Resolutions No. 3,838/94 and 3,905/94, which regulated the granting of Tax Credit Certificates resulting from the suspension of the tax benefits under Law No. 23,697 and the exemption from customs duties repealed by article 45 of Decree No. 435/90. The Company submitted all the elements established by these General Resolutions to the corresponding control authority, who may request additional information in order to establish whether the granting of the aforementioned Tax Credit Certificates is applicable. Upon satisfactory completion of this review process, the Company will receive Debt Consolidation Bonds created by Law No. 23,982 in connection with the claims predating April 1, 1991, and the rest will be credited to a computerized current account provided by the Tax Authority. A valuation allowance was provided to fully reserve the tax credit of $4,214.

15. RETIREMENT BENEFIT LIABILITIES

            The Company has a noncontributory unfunded pension plan which provides retirement benefits for 9 former employees. The plan was established in June, 1987 and terminated in June, 1995. The following provides a reconciliation of benefit obligations and funded status, based upon the most recent actuarial valuations:

                                                        Year ended December 31,
                                                        2002               2001
                                                   --------------     --------------
Change in benefit obligation:
Benefit obligation at beginning of year                $ 1,189                 $ 1,944
Interest cost                                               97                     151
Actuarial loss                                             116                     167
Benefits paid                                             (213)                   (299)
Effect of exchange rate changes                           (608)                   (774)
                                                       -------                 -------
                                                       $   581                 $ 1,189
                                                       =======                 =======

Funded status                                          $  (581)                $(1,189)
Unrecognized transition obligation                          78                     182
Unrecognized actuarial loss                                122                     147
                                                       -------                 -------
Net amount recognized                                     (381)                   (860)
                                                       =======                 =======

Amounts recognized in the balance sheet:
Accrued benefit liability                              $  (581)                $  (860)
Intangible asset                                            78                      --
Accumulated other comprehensive loss                       122                      --
                                                       -------                 -------
                                                       $  (381)                $  (860)
                                                       =======                 =======

Weighted average assumptions:
Discount rate                                             6.75%                   8.40%
                                                       =======                 =======


                                                            Year ended December 31,
                                                       ---------------------------------
                                                         2002        2001         2000
                                                       -------      -------     --------
Components of net periodic pension cost:
Interest cost                                          $    97     $   151       $  156
Amortization of transition obligation                       20          28           28
                                                       --------    ---------     -------
                                                       $   117     $   179       $  184
                                                       ========    =========     =======

16. RESTRUCTURING PLANS

            Severance expenses of $722 in 2002, primarily relate to employee termination benefits paid and to be paid to 79 employees, 51 of which were already terminated as of December 31, 2002, in connection with a restructuring plan approved by Management and communicated to employees during the fourth quarter of 2002, whereby the San Lorenzo plant will be closed effective February 28, 2003, and its operations relocated to the San Luis plant. The remaining 28 employees will be terminated between January and February 2003. On January 9, 2003, the Company signed a purchase-sale agreement to sell the property at the San Lorenzo plant for $750. The transaction is planed to be completed in March 2003, once the operations and equipment at the plant have been relocated to San Luis. The book value of the property was $704 as of December 31, 2002.

            During 2001 the Company announced and implemented restructuring plans involving employee cutbacks. All costs related to the plans are for employee severance. The workforce reduction involved 144 employees. As of December 31, 2002, all these employees have been terminated.

      The following is a summary of the severance charges and outlays:

                                                                                  Year ended December 31,
                                                                              ---------------------------------
                                                                                  2002                2001
                                                                              --------------      -------------
Balance at beginning of year                                                  $          984      $        455
Severance expenses                                                                       722             2,256
Payments                                                                                (532)           (1,088)
Effect of exchange rate changes                                                         (493)             (639)
                                                                              --------------      -------------
Balance at end of year                                                        $          681      $        984
                                                                              ==============      =============

            Severance is usually paid in installments over a period of up to 12 months.

17. CONTINGENCIES - ACCRUED CLAIMS AND OTHER LITIGATION EXPENSES

            The Company is involved in various claims and legal proceedings of a nature considered normal to its business. At December 31,2002 and 2001 the Company recorded a liability related to these claims of $95 and $209 respectively. The precise final outcome of such claims and proceedings is uncertain. Management believes that no significant negative impact will result from known outstanding issues.

18. LEASES

            The Company leases certain machinery and vehicles under long-term capital lease arrangements. Scheduled payments on capital leases as of December 31, 2002 are as follows:


2003                                                        $          39
2004                                                                   37
2005                                                                    8
                                                            --------------
Total minimum lease payments                                           84
Less: Imputed interest                                                 22
                                                            --------------
Present value of net minimum lease payments                 $          62
                                                            ==============


19. RESTRICTIONS ON THE DISTRIBUTION OF PROFITS

            Under Argentine Corporation Law N(degree) 19,550, Companies must appropriate 5% of each year's income to a legal reserve, until the reserve is equivalent to 20% of the carrying value of common stock, determined by applying accounting principles generally accepted in Argentina. Dividend distributions must be approved by a vote of the stockholders. Dividends are allowed only to the extent of retained earnings, based upon financial statements prepared in accordance with accounting principles generally accepted in Argentina.